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                                                                    Exhibit 99.1



Contact: Leonard I. Fluxman,                               FOR IMMEDIATE RELEASE
         President and Chief Executive Officer
         (305) 358-9002



                    STEINER LEISURE LIMITED AGREES TO ACQUIRE
                               GREENHOUSE DAY SPAS
     LEADING PROVIDER OF SPA SERVICES TO CRUISE INDUSTRY EXPANDS TO OWN AND
                  OPERATE CHAIN OF LAND-BASED LUXURY DAY SPAS


NASSAU, THE BAHAMAS - (April 30, 2001) - Steiner Leisure Limited, a leading provider of spa services, and the leading spa operator in the cruise ship industry, announced that it has entered into an agreement to acquire Greenhouse Day Spas. The chain of luxury day spas consists of eleven spas located throughout the U.S., including New York City; Beverly Hills; Greenwich, Connecticut; and Troy, Michigan.

Leonard Fluxman, President and Chief Executive Officer confirmed that Steiner Leisure Limited will pay for the Greenhouse Day Spas $24.7 million in cash and $3.0 million in Steiner Leisure stock. In addition, $3.0 million and 200,000 options in Steiner Leisure stock can be earned if certain EBITDA thresholds are obtained. The transaction is expected to close May 31, 2001.

The terms of the deal call for the continued operational involvement of Gerald and Lee Katzoff, the current owners and senior executives of the Greenhouse Day Spa group. In addition, Steiner will license the right to use the "Greenhouse" name to the Katzoff's, who will continue to own and operate the Greenhouse luxury destination spa in Arlington, Texas, which is excluded from the Steiner transaction.

"We are very excited by the acquisition of this well known and well respected brand, which offers a full range of the most modern beauty services including facial and body treatments, expert manicures and pedicures and non-evasive laser procedures for skin resurfacing and hair removal." said Fluxman. "It reflects our continued diversification into high quality land-based operations with ideal settings for daily luxuries and exceptional guest services, and will assist us in opening new channels for distributing our Elemis product line in the U.S. Additionally, we will selectively offer this well respected brand to our luxury maritime and resort partners."

Steiner Leisure Limited (NASDAQ: STNR) is the leading world-wide provider of spa services in the world. The company operates the spas and salons on 100 cruise ships, including Carnival Cruise Line, Royal Caribbean Cruise Lines, Princess Cruises, Disney Cruises, Celebrity Cruises, and Holland America Lines. Elemis Ltd., a dedicated spa therapy company, manufactures its Elemis brand for use on board Steiner cruise ships spas. This top quality European line of beauty products is also distributed worldwide to some of the most exclusive five star hotels, salons,





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health clubs and destination spas. Elemis, as well as other Steiner private label products, including La Therapie, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates three post secondary schools (comprised of nine campuses) located in Miami, Fort Lauderdale, Orlando, Sarasota, Virginia and Baltimore. Offering degrees in massage, advanced therapy and skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

Steiner expects to open a luxury spa at a major resort and casino in Las Vegas, by the end of 2001.

                           FORWARD-LOOKING STATEMENTS

Certain statements in this news release and in our other published information may contain forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements to differ materially from future results, performance or achievements expressed or implied in such forward-looking statements. Such factors include our dependence on cruise line concession agreements and land-based spa agreements of specified terms and that are terminable by cruise lines and the lessors of land-based spas with limited or no advance notice under certain circumstances; the risk that renewals of an agreement with a cruise line or land-based spa will require reductions in margins on existing agreements, as well as on the renewed agreement, with that cruise line or land-based spa; our dependence on the cruise industry and our being subject to the risks of that industry; uncertainties beyond our control that could affect our ability to timely and cost effectively construct land-based spa facilities; the risk that the company will be unable to effectively integrate new acquired businesses or facilities; changes in tax and other laws and regulations affecting Steiner Leisure Limited and other factors described in further detail in Steiner Leisure Limited's filings with the Securities and Exchange Commission, including the risk factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

The company will be holding a conference call at 10:00 am (E.S.T.) on Tuesday, May 1, 2001. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of the press release.

If you wish to participate in this conference call, please call (415) 217-0050 for domestic and international calls approximately 10 minutes before the scheduled time and give the password "Steiner". This call is available for replay from Tuesday, May 1 (approximately 3 hours after the call takes place) for one week. You may reach it by dialing (913) 385-6780 for both domestic and international calls. The PIN access code is "2429."


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